Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole Chairman and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2015 FOURTH QUARTER AND FULL-YEAR RESULTS

Fourth Quarter Highlights Include:

•	Fresh Avocado Unit Volume Rises 22 Percent

•	Renaissance Food Group, LLC (RFG) Sales Rise 12 Percent; Gross Margin Increases 41.8 Percent to $7.2 Million from $5.0 Million; 194 Basis Point Rise in Gross Margin Percentage

•	Calavo Foods Gross Margin Climbs to $5.2 Million, up 90 percent from $2.8 Million

Full-Year Highlights Include:

•	Record Revenues of $856.8 Million Versus $782.5 Million Last Year

•	Gross Margin Reaches All-Time High of $85.2 Million from $71.2 Million

•	Diluted EPS Climbs to Record $1.57 from $0.01 Per Share Last Year (Including RFG Contingent Consideration Expense and FreshRealm, LLC Deconsolidation Gain); Excluding Items, Prior Year Adjusted EPS Totals $1.45 Per Diluted Share

•	2015 Total Avocado Consumption Exceeds 2.0 Billion Pound Forecast

Looking Forward:

•	Company Anticipates Record Revenue and EPS in 2016

•	Double-Digit Gross Margin Increases Expected in the Fresh, RFG and Calavo Foods Business Segments

•	New Facilities in Jacksonville, Fla., and Jalisco, Mexico to Open in Early Calendar 2016; Will Expand Calavo’s Service Capabilities and Geographic Reach

SANTA PAULA, Calif. (Dec. 29, 2015)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported fiscal 2015 fourth quarter and full-year operating results. Revenues, gross margin and earnings per share for the full year reached new all-time highs, according to the company, a global avocado-industry leader and expanding provider of value-added fresh food.

For the three months ended Oct. 31, 2015, net income totaled $4.8 million, equal to $0.28 per diluted share. This compares with a net loss of $1.2 million, or ($0.08) per diluted share, in last year’s final quarter. Fiscal 2014 fourth-quarter results include contingent consideration expense related to the earn-out liability associated with the

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company’s acquisition of Renaissance Food Group, LLC (RFG), which, net of income tax, totaled approximately $7.8 million, or $0.46 per diluted share. Excluding this item, the company reported fiscal 2014 fourth quarter adjusted net income of $6.6 million, or $0.38 per diluted share.

Revenues in the most recent quarter rose to approximately $208.0 million from $200.7 million in the fiscal 2014 corresponding period. Fourth quarter gross margin increased to $20.2 million, equal to 9.7 percent of revenues, which compares with adjusted gross margin of $18.5 million, or 9.2 percent of revenues, in the like quarter last year. Income from operations equaled $8.7 million in this year’s final quarter, versus adjusted income from operations of $10.3 million in the fiscal 2014 final period. Including the above-referenced contingent consideration expense, the company recorded a loss from operations in the final quarter last year of $2.5 million.

Chairman and Chief Executive Officer Lee E. Cole stated: “Fiscal 2015 was Calavo’s most successful year ever, with revenues, gross profit and earnings per share rising to new record levels, including double-digit growth of those latter two metrics. This continued success is gratifying and reflects focused implementation of our strategic business agenda.

“We posted record operating results in fiscal 2015 even while making substantial investments throughout the year in initiatives which both align with our business strategy and position us for future growth. The impact of these initiatives resulted in higher selling, general and administrative (SG&A) expense in the fourth quarter, which we elaborate upon below.

“As well, these record-setting results were achieved in spite of a challenging pricing environment for avocados. During our fiscal fourth quarter, the industry experienced prolonged and meaningful downward pricing pressure on per-unit avocado prices. This was a unique situation, reflective of an avocado industry rapidly transitioning to annual consumption well in excess of two billion pounds. These transitory circumstances constrained the results of our Fresh segment during the fourth

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quarter. Our company’s ability to make increased investment in SG&A, as well as navigate the pricing headwinds of a difficult avocado-pricing environment, is indicative of the resiliency of Calavo’s multi-platform business model.”

Cole continued: “Despite the circumstances that constrained results, the fiscal fourth quarter did include many notable accomplishments. Calavo packed 22 percent more fresh avocados in the most recent quarter versus one-year earlier. RFG segment revenues rose by 12.0 percent while gross margin increased 194 basis points. And Calavo Foods gross margin rose 90 percent, capitalizing on the aforementioned drop in fruit prices. Subsequent to the quarter’s end, our previously announced Jacksonville, Fla., operations came online, commencing initially this month, as planned, with Calavo’s Fresh business segment. When fully optimized later in fiscal 2016, this new 208,000-square-foot facility will provide us the platform to more deeply penetrate and better serve the southeastern United States, with fresh avocado, RFG and Calavo Foods operating together from a single location for the first time.”

For the fiscal year ended Oct. 31, 2015, net income rose to $27.2 million, equal to $1.57 per diluted share, versus net income of $97,000, or $0.01 per diluted share for the year earlier. Fiscal 2014 results include contingent consideration primarily related to the revaluation of earn-out liability associated with the acquisition of RFG. Net of income tax, this non-cash operating expense approximated $32.4 million, or $1.88 per diluted share. Year-ago results also include a gain recorded on the deconsolidation of FreshRealm, LLC which, net of income tax, equaled $7.5 million or 0.44 per diluted share. The net effect of these two non-cash operating expenses approximated $24.9 million, or $1.44 per diluted share. Fiscal 2014 adjusted net income excluding these two items totaled $25.0 million, equal to $1.45 per diluted share.

Revenues for the 12-months-ended Oct. 31, 2015 rose 9.5 percent to $856.8 million from $782.5 million in fiscal 2014. Gross margin for the most recent year grew 19.7 percent to $85.2 million, or 10.0 percent of revenues, from $71.2 million, or 9.1 percent of revenues, in fiscal 2014. Income from operations climbed 17.7 percent in fiscal 2015 to reach $43.7 million, which compares with $37.1 million (adjusted) one

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year ago. After giving effect to the gain from the deconsolidation of FreshRealm and RFG contingent consideration, the fiscal 2014 loss from operations totaled $16.5 million.

Fresh segment revenues totaled $115.4 million in the most recent quarter. This compares with revenues in the fresh segment of $117.4 million in the final quarter of fiscal 2014 and primarily reflects CEO Cole’s comments above regarding the year-over-year decline in fresh avocado prices. Fresh gross margin in the most recent fourth quarter equaled $7.8 million, equal to 6.7 percent of segment sales, versus $10.7 million, or 9.1 percent of segment sales, in the prior year’s final period. The company packed 4.4 million total fresh units in the most recent quarter, an increase of 21.1 percent from 3.6 million units packed in the fiscal 2014 fourth period. The unit gains were attributable principally to the aforementioned fresh avocado unit growth offset by slightly lower volume of other produce units packed.

Revenues in the RFG business segment climbed 12.0 percent to $77.4 million from $69.1 million in the final quarter last year. RFG gross margin rose 41.8 percent to $7.2 million, or 9.2 percent of segment sales, from $5.0 million, equal to 7.3 percent of segment sales, in last year’s fourth quarter. The 194 basis-point improvement in gross margin is attributable to economies of scale resulting from higher sales, favorable raw-ingredient costs and production efficiencies.

Fourth-quarter revenues in the Calavo Foods business segment rose 6.6 percent to $15.2 million from $14.2 million in the final period last year. Calavo Foods gross margin climbed 90 percent to $5.2 million, or 34.6 percent of segment sales, from $2.8 million, or 19.4 percent of segment sales, in the fiscal 2014 fourth quarter. Gross margin benefited from improved production costs, lower fruit costs and a favorable currency-exchange rate relative to the prior year.

Selling, general and administrative (SG&A) expense in the fiscal 2015 fourth quarter totaled $11.4 million, equal to 5.5 percent of revenues, which compares with $9.1 million (adjusted), or 4.5 percent of revenues, in the corresponding period last year. Further to CEO Cole’s comments above, the year-over-year rise in SG&A is

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primarily attributable to higher compensation expense resulting from staff additions. Most notably, these included expanding customer-processing and servicing capacity. In addition to higher compensation expense, the increased SG&A reflects vesting of stock-based compensation, year-end bonus accruals (which, while higher in the fourth quarter than in the same period last year, are lower on a comparative fiscal year basis), and higher insurance and legal expenses.

Outlook

CEO Cole stated: “Building upon initiatives already in place, Calavo begins fiscal 2016 with the framework set for another record year.

“Our avocado operations are poised for continued expansion, indicative of the upward consumption trends of an industry that is growing at a significant pace. Total consumption is expected to reach 2.5 billion pounds in 2016—a growth rate in excess of 20 percent. Avocado industry growth continues to be fueled by demographic shifts—specifically, the expanding Hispanic population of the U.S.—awareness of the fruit’s healthful properties and formidable marketing. We anticipate that this upward avocado consumption trend line will drive double-digit gross margin expansion in the company’s Fresh business segment in fiscal 2016. Looking further out, our company is laying a strong foundation to at a minimum keep pace with industry growth. Calavo’s new Mexico fresh-avocado packing operations in Guzman, Jalisco are scheduled to open during the second fiscal quarter and will be a component of Calavo’s longer-term strategic blueprint of satisfying consumer demand trends—both domestically and for export—as the industry evolves to the next level.”

The Calavo CEO continued: “On the subject of growth, RFG’s revenues have nearly tripled since being acquired by the company in fiscal 2011, while the business segment’s gross margin has risen about four times. Revenues rose nearly 17 percent again last year, above the company’s forecast in September of 15 percent annual topline growth. The near- and long-term prospects of the refrigerated fresh packaged goods industry and the RFG model—with just-in-time distribution, on-demand production

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and a bountiful range of product offerings—are excellent. Building upon initiatives both in place and in progress, we expect RFG to achieve double-digit revenue and gross-margin growth once again in fiscal 2016.

“Calavo Foods continues to be a solid incremental contributor to company operating results. Consider that Calavo Foods represented only seven percent of total revenues but about 24 percent of company gross margin last year and it puts the viability of this business segment into perspective. We recognize the outstanding potential in this high-gross-margin business segment where Calavo’s proven operational strength, customer relationships, and track record for great-tasting, high-quality offerings offer an excellent growth platform. With so much to build upon, the Calavo Foods business segment is on target in fiscal 2016 to grow its gross margin at a double-digit rate.

“The FreshRealm start-up, in which Calavo is a significant owner, recently launched its online marketplace at FreshRealm.co. This program, now shipping throughout California, will in coming weeks expand to the entire West Coast, and then to the East Coast in early calendar 2016. Combining RFG’s production capabilities, technology and the FreshRealm Vessel, FreshRealm is able to safely deliver fresh, prepared meal kits and other fresh items direct to consumers across the country.

“We have built an outstanding company—with multiple revenue and profit drivers—that enable it to successfully navigate challenging cross-currents when they arise. With so much to build on—including our breadth and depth of human, financial and operational resources—I am highly optimistic of Calavo’s prospects ahead and confident of fiscal 2016 being a record-setting year with respect to revenues and earnings per share,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business

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segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of

1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$7,171	$6,744
Accounts receivable, net of allowances of $1,396 (2015) and $3,248 (2014)	58,606	56,618
Inventories, net	26,351	30,975
Prepaid expenses and other current assets	15,763	19,528
Advances to suppliers	2,820	3,258
Income taxes receivable	6,111	2,627
Deferred income taxes	—	3,294

Total current assets	116,822	123,044
Property, plant, and equipment, net	69,448	57,352
Investment in Limoneira Company	27,415	44,355
Investment in unconsolidated entities	19,720	18,380
Deferred income taxes	19,277	12,287
Goodwill	18,262	18,262
Other assets	14,001	9,784

	$284,945	$283,464

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$3,924	$6,660
Trade accounts payable	19,600	15,065
Accrued expenses	21,311	25,303
Short-term borrowings	36,910	35,900
Dividend payable	13,907	12,970
Current portion of long-term obligations	2,206	5,099

Total current liabilities	97,858	100,997
Long-term liabilities:
Long-term obligations, less current portion	586	2,791
Deferred income taxes	234	—

Total long-term liabilities	820	2,791
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	285	270
Total shareholders’ equity	185,982	179,406

	$284,945	$283,464

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended October 31,		Year ended October 31,
	2015	2014	2015	2014
Net sales	$207,994	$200,749	$856,824	$782,510
Cost of sales	187,825	182,230	771,597	711,282

Gross margin	20,169	18,519	85,227	71,228
Selling, general and administrative	11,442	9,430	41,558	36,605
Contingent Consideration	—	11,579	—	51,082

Operating income (loss)	8,727	(2,490)	43,669	(16,459)
Interest expense	(176)	(215)	(830)	(983)
Gain on deconsolidation of FreshRealm	—	—	—	12,622
Other income (expense), net	(61)	164	453	689

Income before provision for income taxes	8,490	(2,541)	43,292	(4,131)
Provision (benefit) for income taxes	3,703	(1,493)	16,093	(3,916)

Net income (loss)	4,787	(1,048)	27,199	(215)
Add: Net loss (exp) attributable to noncontrolling interest	—	(194)	—	312

Net income attributable to Calavo Growers, Inc.	$4,787	$(1,242)	$27,199	$97

Calavo Growers, Inc.’s net income per share:
Basic	$0.28	$(0.08)	$1.57	$0.01

Diluted	$0.28	$(0.08)	$1.57	$0.01

Calavo Growers, Inc.’s shares used in per share computation:
Basic	17,307	15,815	17,295	15,765

Diluted	17,392	15,815	17,363	17,220

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended October 31, 2015
Net sales	$115,439	$15,156	$77,399	$207,994
Cost of sales	107,656	9,920	70,249	187,825

Gross margin	$7,783	$5,236	$7,150	$20,169

Three months ended October 31, 2014
Net sales	$117,443	$14,212	$69,094	$200,749
Cost of sales	106,719	11,458	64,053	182,230

Gross margin	$10,724	$2,754	$5,041	$18,519

Net sales to third parties by segment exclude inter-segment sales and cost of sales. For the three months ended October 31, 2015 and 2014, inter-segment sales and cost of sales for Fresh products totaling $9.8 million, and $9.9 million were eliminated. For the three months ended October 31, 2015, and 2014, inter-segment sales and cost of sales for Calavo Foods totaling $4.8 million, and $4.9 million, were eliminated.

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Year ended October 31, 2015
Net sales	$500,711	$62,156	$293,957	$856,824
Cost of sales	463,647	41,645	266,305	771,597

Gross margin	$37,064	$20,511	$27,652	$85,227

Year ended October 31, 2014
Net sales	$470,949	$59,279	$252,282	$782,510
Cost of sales	434,820	46,269	230,193	711,282

Gross margin	$36,129	$13,010	$22,089	$71,228

For fiscal years 2015, and 2014, inter-segment sales and cost of sales for Fresh products totaling $36.1 million and $33.7 million were eliminated. For fiscal years 2015, and 2014, inter-segment sales and cost of sales for Calavo Foods totaling $15.9 million, and $16.4 million were eliminated.